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                                 EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

Biomet, Inc. (the Registrant; Indiana corporation)

Domestic subsidiaries:
        Arthrotek, Inc. (Indiana corporation)
        Biomet Acquisition Corp. (Delaware corporation) Biomet International, Inc. (Barbados corporation) Biomet Investment Corp. (Delaware corporation)
        EBI Holding, Inc. (Delaware corporation)
        EBI Medical Systems, Inc. (Delaware corporation) Electro-Biology, Inc. (Delaware corporation) Kirschner Medical Corporation (Delaware corporation) OEC Ltd., Inc. (Delaware corporation)
        Poly-Medics, Inc. (Indiana corporation)
        Vascu-Med, Inc. (Indiana corporation)
        Walter Lorenz Surgical, Inc. (Florida corporation)

Foreign subsidiaries:

        Biomet Deutschland GmbH (German corporation)
        Biomet Ltd. (U.K. corporation)
        Biomet Ltda. (Brazilian corporation)
        Biomet Norge (Norwegian corporation)
        Biomet Polska (Polish corporation)
        Biomet S.A. (French corporation)
        Biomet SpA (Italian corporation)
        EBI Medical Systems Ltd. (U.K. corporation)
        Industrias Quirgicas de Levante s.a. (IQL) (Spanish corporation) ORTA Holdings, A.G. (Swiss Corporation)
        Polymers Reconstructive A/S (Danish corporation)

Each subsidiary is wholly-owned by its immediate parent, except for the following:
  Polymers Reconstructive A/S of which Biomet, Inc. owns 51% of the outstanding shares and Biomet Norge of which Biomet Ltd. owns 40% of the outstanding shares.